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                                                                  EXHIBIT 10.17

        DESCRIPTION OF MANDATORY DEFERRAL OF NON-DEDUCTIBLE COMPENSATION

CIGNA Corporation ("CIGNA") may automatically defer payments of compensation (whether paid in stock or cash) to an executive of CIGNA or its subsidiaries to the extent that such compensation would, if paid immediately, not be deductible by CIGNA because of the limits imposed by Section 162(m) of the Internal Revenue Code of 1986 ("162(m)"). During the period when the compensation is deferred, the executive may elect to have a hypothetical interest rate apply to all or any part of the deferred amount based on: (a) a rate equal to the maximum rate that will not produce above-market interest for purposes of Item 402(b) of Regulation S-K of the Securities and Exchange Commission; or (b) a rate equal to the hypothetical investment results that would have been earned had it been invested in one or more hypothetical investment funds available under the Deferred Compensation Plan of CIGNA Corporation (excluding any fixed-rate return fund). If the executive fails to make a choice, the rate provided under (a) above will automatically apply.